Exhibit 99.1

Nasdaq: APAGF

Date: Nov. 7, 2007
Apco Argentina Reports Third-Quarter 2007 Results
     TULSA, Okla. — Apco Argentina Inc. today announced that for the three and nine-month periods ended Sept. 30, 2007, it generated unaudited net income of $8.9 million and $24.9 million, or $1.21 and $3.39 per share.
     This represents a 26 and 21 percent decrease, respectively, compared with net income of $12.1 million and $31.4 million for the comparable periods in 2006.
     The $3.2 million decrease in net income for the third quarter of 2007 is due primarily to higher costs and expenses, lower equity income from Argentine investments and lower oil sales volumes.
     The increase in costs and expenses during the quarter is attributable to greater operating expense, higher selling and administrative expense, increased depreciation, depletion and amortization and greater Argentine taxes other than income. The company continues to experience a trend of increasing field-operating expense including labor and the cost of oilfield services.
     Equity income from Argentine investments decreased by $1.3 million for third-quarter 2007, resulting from lower Entre Lomas oil sales volumes, and greater Entre Lomas concession operating costs attributable to Petrolera Entre Lomas S.A. (Petrolera), the company’s equity investee.
     Operating revenues were relatively flat compared to the third quarter of 2006, decreasing by $228,000 as slight increases in oil and natural gas sales prices were offset by marginally lower oil sales volumes.
     During the third quarter of 2007, oil, gas and plant product prices averaged $46.28 per barrel, $1.35 per thousand cubic feet (mcf) and $422.47 per metric ton, compared with $45.96 per barrel, $1.28 per mcf and $454.42 per metric ton for the comparable period in 2006.
     For the nine-month period in 2007, the $6.5 million decrease in net income is due to higher costs and expenses, lower equity income from Argentine investments and lower average oil sales prices.
     The increase in costs and expenses is primarily due to higher operating expenses, increased depreciation, depletion and amortization, greater selling and administrative expenses and greater Argentine taxes other than income due to export taxes related to its concession interests in Tierra del Fuego. Administrative expenses were higher as a result of the company’s increased business development activities. In early 2007, the Argentine government extended the export tax law for an additional five years and enacted a new provision in the law that applies export taxes to the province of Tierra del Fuego. The export tax did not apply to the province of Tierra del Fuego during 2006.
     As mentioned in the third-quarter variances, the continuation of the trend of increasing costs, coupled with a decrease in oil prices during the first nine months of 2007, unfavorably affected operating margins realized by the company.
     Equity income from Argentine investments decreased by $3 million for the first nine months of 2007, resulting from lower Entre Lomas oil sales volumes and prices, as well as greater Entre Lomas concession operating costs attributable to Petrolera.
     These items more than offset the beneficial impact on operating revenues of increased oil and natural gas sales volumes for the nine-month period in 2007 compared to 2006.
     Operating revenues improved by $1.1 million due to increased oil and natural gas sales volumes, as well as higher natural gas and LPG sales prices.
     During the first nine months of 2007, oil, natural gas and LPG prices averaged $43.04 per barrel, $1.48 per thousand cubic feet and $423.47 per metric ton compared with $44.58 per barrel, $1.26 per mcf and $417.69 per metric ton for the comparable period in 2006.
2007 Capital Investment Update
     As of Sept. 30, the company had participated in the drilling and completion of 31 wells in the Entre Lomas concession. All have been put on production, with four additional wells in different stages of drilling and completion. The joint venture partners plan to drill 40 wells during the year in the Entre Lomas concession and one well in the recently awarded Agua Amarga exploration permit.
     In Acambuco, the Macueta 1003 was put on production in the third quarter of 2007. Construction of access roads and a drilling location has been completed for the second exploration well in the Cerro Tuyunti structure, and drilling commenced in October 2007.
     In Tierra del Fuego, the company and its partners commenced a second drilling campaign in September. The first well drilled, the Los Patos 1009, has been put on production. The second well, the Los Patos 1013, has reached total depth and is being evaluated. Drilling has commenced on a third well. The company expects that four additional wells will be drilled by year end.
Exploration
     During the fourth quarter of 2007, the company and its partners plan to acquire 214 square kilometers of 3D seismic and drill the first exploration well on the Agua Amarga exploration area acquired in the second quarter. The exploratory well will investigate formations known to be productive in the Entre Lomas concession.
     In the Capricorn exploration area, the company expects to drill two wells, the Peña Azul x-1 which spud in October, and the Lomas de Guayacán x-1 well. Three wells that were originally planned to be drilled on the Cañadón Ramirez concession in 2007 are now expected to be drilled in early 2008.

Apco Argentina Inc.
Summary of Earnings
(In Thousands of Dollars Except Per Share Amounts)

Three months ended Sept. 30,	2007	2006
Operating revenue	15,698	15,926
Investment income	5,351	6,870
Net income	8,935	12,134
Per share	1.21	1.65

Nine months ended Sept. 30,	2007	2006
Operating revenue	44,660	43,526
Investment income	16,200	18,745
Net income	24,952	31,433
Per share	3.39	4.27
About Apco (NASDAQ:APAGF)
Apco is an oil and gas exploration and production company with interests in seven oil and gas concessions and two exploration permits in Argentina. Its principal business is a 52.79 percent participation in a joint venture engaged in the exploration, production and development of oil and gas in the Entre Lomas concession located in the provinces of Río Negro and Neuquén in southwest Argentina.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Thomas Bueno
Apco Argentina (investor relations)
(918) 573-2164
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Apco’s reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others: our ability to extend the terms of the concessions in which we participate; the accuracy of estimated hydrocarbon reserves and seismic data; risks and costs associated with drilling, production, gathering, processing, and transporting activities; the costs of environmental liabilities and compliance with existing and future environmental regulations; our ability to obtain and successfully develop new reserves; our ability to contract for drilling rigs on reasonable terms; the competence and financial resources of the operators of concessions in which we participate; changes in, and volatility of, supply, demand, and prices for crude oil, natural gas, and other hydrocarbons; economic, market, currency, and political instability in Argentina, as well as measures taken by the government in response to such instability; strikes, work stoppages, and protests in Argentina; the cost and outcome of legal and administrative proceedings; changes in Argentine laws and regulations to which Apco is subject, including tax, environmental and employment laws and regulations; and weather and other natural phenomena. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2007, and our quarterly reports on Form 10-Q available from our offices or at www.sec.gov.